Exhibit 99.1
Questcor Repurchases 2.2 Million Common Shares from Chaumiere
Consultadoria & Servicos SDC Unipessoal L.D.A.
Union City, CA – August 13, 2008 — Questcor Pharmaceuticals, Inc. (NasdaqCM: QCOR) today announced that it has repurchased 2.2 million of its common shares from Chaumiere Consultadoria & Servicos SDC Unipessoal L.D.A. The total purchase price was $10.9 million or $4.95 per common share. The privately negotiated transaction was made outside of Questcor’s previously announced stock repurchase program, which remains in effect.
“We have been long term holders of Questcor’s common stock, and with the stock at its current price, we wanted to lock in some profit,” said Paolo Cavazza, Owner of Chaumiere Consultadoria & Servicos. “We are fully satisfied with this investment, and happy to carry on with our remaining investment as we are excited about Questcor’s future.”
Questcor’s President and CEO Don Bailey commented, “The announcement today of the closing of this privately negotiated stock repurchase, as well as the continuation of our previously announced repurchase program, reflects the Board of Directors’ continued confidence in the Company and its commitment to enhancing stockholder value. During 2008 Questcor has repurchased 5.5 million common shares and all of our Series A preferred shares for approximately $36 million.”
After distributing this $10.9 million, Questcor’s total cash, cash equivalents and short-term investments were approximately $46 million.
About Questcor
Questcor Pharmaceuticals, Inc. is a pharmaceutical company that markets two commercial products, H.P. Acthar® Gel (“Acthar”) and Doral®. Acthar (repository corticotropin injection) is an injectable drug that is approved for the treatment of certain disorders with an inflammatory component, including the treatment of exacerbations associated with multiple sclerosis (“MS”). In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. Doral is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. The Company is also developing QSC-001, a unique orally disintegrating tablet formulation of hydrocodone bitartrate and acetaminophen for the treatment of moderate to moderately severe pain. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to continue to successfully implement its strategy and business model for Acthar, the introduction of competitive products, regulatory changes including possible outcomes relating to a recent Congressional hearing regarding orphan drug pricing, Questcor’s ability to accurately forecast the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, Questcor’s ability to estimate the quantity of Acthar used by government entities and Medicaid-eligible patients, that the actual amount of rebates and discounts related to the use of Acthar by government entities and Medicaid-eligible patients may differ materially from Questcor’s estimates, the sell-through by Questcor’s distributors, the expenses and other cash needs for upcoming periods, the inventories carried by Questcor’s distributors, specialty pharmacies and hospitals, volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s ability to attract and retain key management personnel, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on taxable income, research and development risks, uncertainties regarding Questcor’s intellectual property and the uncertainty of receiving required regulatory approvals in a timely way, or at all, other research and development risks, as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2007 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
CONTACT INFORMATION:
Questcor Pharmaceuticals, Inc.
Don Bailey
Steve Cartt
510-400-0700
IR2@Questcor.com

EVC Group, Inc.
Investors	Media
Doug Sherk	Steve DiMattia
415-896-6820	646-201-5447
Dahlia Bailey
415-896-6820

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